Filed pursuant to Rule 424(b)(3)
Registration No. 333-158387
ONCOR ELECTRIC DELIVERY COMPANY LLC
SUPPLEMENT NO. 6 TO
MARKET MAKING PROSPECTUS DATED
MARCH 16, 2010
THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 16, 2010
On September 16, 2010, Oncor Electric Delivery Company LLC filed the attached
Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — September 13, 2010
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 13, 2010, Oncor Electric Delivery Company LLC (“Oncor”) completed a sale of $475,000,000 aggregate principal amount of its 5.25% Senior Secured Notes due 2040 (the “Notes”). Oncor intends to use the proceeds (net of the initial purchasers’ discount and expenses) of approximately $465,000,000 from the sale of the Notes to repay borrowings under the Revolving Credit Agreement dated as of October 10, 2007, among Oncor, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other banks party thereto (the “Revolving Credit Agreement”), and for general corporate purposes.
     The Notes were issued pursuant to the provisions of Oncor’s Indenture dated as of August 1, 2002 between Oncor and The Bank of New York Mellon, as trustee (the “Trustee”) (as supplemented, the “Indenture”) and an Officer’s Certificate dated as of September 13, 2010 (the “Officer’s Certificate”) between Oncor and the Trustee. The Officer’s Certificate establishes the terms of the Notes. The Notes constitute a separate series of notes under the Indenture, but will be treated together with Oncor’s other outstanding debt securities issued under the Indenture for amendments and waivers and for taking certain other actions.
     Oncor’s obligations under the Notes will be secured by a lien on all property acquired or constructed by Oncor for the transmission and distribution of electric energy, mortgaged as described under the Deed of Trust, Security Agreement and Fixture Filing (as amended, the “Deed of Trust”) dated as of May 15, 2008, from Oncor to The Bank of New York Mellon, as collateral agent (the “Collateral Agent”), as described in the Deed of Trust. The Deed of Trust was recently amended to eliminate Oncor’s ability to release the lien prior to the payment and performance in full of all obligations secured by the lien of the Deed of Trust. However, the lien of the Deed of Trust may be released under certain circumstances described in the Deed of Trust.
     The Notes bear interest, payable semi-annually, at a rate of 5.25% per annum and mature on September 30, 2040. Interest on the Notes is payable in cash semiannually in arrears on September 30 and March 30 of each year, and the first interest payment is due on March 30, 2011. Oncor may redeem the Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The Notes, the Indenture and the Deed of Trust also contain customary events of default, including failure to pay principal or interest on the Notes when due, among others.
     The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
     In connection with the completion of the sale of the Notes, on September 13, 2010, Oncor entered into a Registration Rights Agreement with the representatives of the initial purchasers of the Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Oncor agreed, subject to certain exceptions, to file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the Notes for publicly registered notes (the “Exchange Offer Registration Statement”), or under certain circumstances, a shelf registration statement to cover resales of the Notes (the “Shelf Registration Statement”). Oncor agreed to use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act no later than 270 days after the issue date of the Notes and to consummate the exchange offer no later than 315 days after the issue date of the Notes. Oncor agreed to use commercially reasonable efforts to cause any Shelf Registration Statement to become or be declared effective within the later of 180 days after such Shelf Registration Statement filing obligation arises and 270 days after the issue date of the Notes.
     If Oncor does not comply with certain of its obligations under the Registration Rights Agreement, the affected Notes will bear additional interest on the principal amount of the affected Notes at a rate of 0.50% per annum over the interest rate otherwise provided for under the Notes for the period during which the registration default continues, but not later than the second anniversary of the issue date of the Notes.
     A copy of the Indenture was filed by Oncor as an exhibit to its Form S-4 filed October 2, 2002 and a copy of Supplemental Indenture No. 1 dated May 15, 2008 between Oncor and the Trustee was filed by Oncor as an exhibit to its Form 10-Q filed May 15, 2008, which are incorporated by reference herein. A copy of the Deed of Trust was filed by Oncor as an exhibit to its Form10-Q filed May 15, 2008, the First Amendment to the Deed of Trust dated March 2, 2009 between Oncor and the Collateral Agent was filed by Oncor as an exhibit on its Form 10-K filed March 3, 2009 and the Second Amendment to the Deed of Trust dated September 3, 2010 between Oncor and the Collateral Agent was filed by Oncor as an exhibit on its Form 8-K filed September 3, 2010, which are incorporated by reference herein. The Officer’s Certificate is attached as Exhibit 4.1 to this current report on Form 8-K and is incorporated herein by reference. The Registration Rights Agreement is attached as Exhibit 4.2 to this current report on Form 8-K and is incorporated herein by reference. The above description of the Indenture, as supplemented, the Deed of Trust, as amended, the Officer’s Certificate, the Notes and the Registration Rights Agreement are qualified in their entirety by reference to the Indenture, the Deed of Trust, the Officer’s Certificate, the Notes and the Registration Rights Agreement.
ITEM 9.01. Financial Statements and Exhibits.
(d)

Exhibit No.	Description
4.1	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040.
4.2	Registration Rights Agreement, dated September 13, 2010, among Oncor and the representatives of the initial purchasers of the Notes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ John M. Casey
	Name:	John M. Casey
	Title:	Vice President - Treasurer

Dated: September 16, 2010